DISTRIBUTION AGREEMENT


          This AGREEMENT is made as of October 15, 1997, between MHM Siebdruckmaschinen Gesmbh. KG., ("MHM") an Austrian corporation and its affiliates, and Willcox & Gibbs, Inc. ("WG") a Delaware corporation and its affiliates.

          This Agreement shall take effect as of this date to govern the distribution by WG in all countries in North America, Middle (Central) America, South America (except Brazil) and the Caribbean Basin (the "Territory") of all new screen printing machines ("Machines") and all spare or replacement parts ("Parts") for machines and related accessories and attachments manufactured or sold by MHM and its Affiliates (collectively known as "Products").

          1.  APPOINTMENT
              -----------

          1.1 Subject to the terms and conditions of this Agreement, MHM grants to WG the exclusive right to promote and sell new Machines and Products and a non exclusive right to sell Parts in the Territory.

For purposes of this Agreement, an "Affiliate" of a person shall mean: (i) a corporation when more than 5% of the outstanding voting shares or total outstanding shares is owned directly or indirectly by one of the partners of this agreement, or (ii) a partnership, trust or other entity when the person controls such entity or has any equity interest therein greater than 5%.

          1.2 Except for replacement parts, used machines, dryers and automatic screen printing machines with a base retail price under $45,000 which are not manufactured by MHM, during the exclusive term of this Agreement, WG and its Affiliates shall not engage in the sale or distribution of competitive Machines. Used Machines are machines that have been use at customers for at least six months.

              If there any customers in the Territory who want to purchase Products only from MHM, than MHM will inform WG about these customers and inform WG further about the purchase price for these customers. If the purchase price is equal or below the purchase price the purchase price that WG would offer those customers, then MHM has the right to sell Products to customers within the Territory. In such cases MHM will pay WG 50% of the profit MHM makes out of these transactions.

              Furthermore MHM has the right to control all of its Machines, their installation and there adjustment on the site of the customer. WG will be notified of these controls by MHM. Also these controls will be made only by a technician of MHM.

              Subject to the exceptions contained in this Agreement, during the exclusive term of this Agreement WG and its Affiliates shall not directly or indirectly (by equity or management participation, beneficial ownership, contract arrangement or otherwise) contribute to, participate in or furnish material goods or information for the selling, offering for sale or distribution of competitive Products in the Territory, and shall each use its best efforts to prevent any such sale, offer or distribution, other than by WG. Without limitation, WG and its Affiliates shall not so contribute to, participate in, or furnish material goods or information for the selling, offering for sale or distribution of competitive Products in the Territory other than under the Trademarks.

          2.  TERMS OF SALE
              -------------

          2.1 MHM shall provide WG such technical assistance and such printed material (including operating and service manuals and sales literature) as may be reasonably required by WG in the promotion, sale and servicing of Products. Technical assistance shall mean telephone assistance for service problems and on-site assistance for assembly of Machines and Products until such time as WG employees are qualified to provide said service. WG will pay all traveling expenses (including airfares, motel and daily food allowance of $33 per day) for MHM employees traveling out of the office of MHM. After the period of training WG will pay for all expenses of MHM employees who provide any service.

          2.2 WG shall purchase Machines, Parts and Products in US Dollars ("USD") at the wholesale price list (copy of current price list attached as Exhibit "A") published by MHM ("Trader Price"), F.O.B. the factor in Kufstein, Austria. WG will bear the cost of transportation, custom duties, etc. Prices are subject to change from time to time by MHM on 120 days' written notice prior to the effective date of any such change. Price changes shall apply to orders submitted after the expiration of the 120-day period.

              Changes in the USD rate in relation to the ATS that exceed 5% will give MHM, upon notice, the right to immediate changes in its Trader Prices on all orders submitted by WG after notice from MHM.

          2.3 MHM shall grant credit terms to WG as follows:

              For the period ending twelve months after the date of this agreement, terms will be as follows:

                    Down payment      20%

                    Credit terms      60 days

              The down payment will be due and payable at the time the order is submitted by W&G. 60 days after shipment from Kufstein, Austria, the balance of the purchase price is due and payable (i.e.) the sum of 80% of the purchase price has to be paid within 60 days upon delivery to carrier in Kufstein).

              For subsequent periods:

                    Down payment      0%

                    Credit  terms     60 days for  Products  sold in the USA
                                      90 days for Products sold outside the USA

              The credit terms of 60 or 90 days indicated above will be due and payable, as mentioned above, will start with delivery to carriers in Kufstein, Austria.

              Notwithstanding the agreed credit terms indicated above, the total credit to be extended by MHM (unless the excess is covered by irrevocable Letters of Credit) will not exceed $500,000 (the "Credit Limit"). MHM therefore has the right to stop deliveries until the total amount owed by WG is less than $500,000 or the Credit Limit. It is the intention of the parties to review the Credit Limit quarterly, starting with the beginning of 1999, then the Credit Limit can be increased, as required by the agreed credit terms, as far as the credit (soundness) of WG is given and no other important reasons on the side of MHM contradict this increase.

          2.4 MHM hereby extends to WG MHM's standard warranty included in MHM's General Terms and Conditions of Sale as indicated in the attached Exhibit B with respect to Products. MHM disclaims, both under this Agreement and in connection with any sales pursuant hereto, in all express and implied warranties, including any warranties of merchantability and fitness for purpose, other than those express warranties specifically stated in MHM's then current standard warranty, and MHM further excludes all remedies other than those specifically set forth in such standard warranty. Under all circumstances special consequential, punitive, and all other similar damages are excluded. WG agrees that it shall not give any warranty or remedy in regard to Products that is any longer in duration or broader in scope than such MHM's warranty without the prior written approval of MHM. Warranty for customers, domestic & international will begin from the date customer receives machine.

              MHM's General Terms and Condition of Sale as indicated in the attached Exhibit B are an integral part of this agreement and are in full force, so far as there are not changes insofar stated explicitly within this agreement. Any warranty of MHM, that goes beyond the warranty, as stated in MHM's General Terms and Condition of Sale, shall be excluded.

          2.5 If WG does not pay in the agreed time for payment as indicated in Paragraph 2.4, MHM will have the right to stop all deliveries of goods to WG. The further delivery of goods by MHM shall only take place when the unsettled accounts are paid. WG recognizes that any warranty claims against MHM do not entitle WG to stop payment to MHM or to compensate with claims by MHM and that WG is furthermore not entitled to offset any claims by WG whatsoever against delivery claims of MHM.

          3.  TRADEMARKS, TRADENAMES AND PATENTS
              ----------------------------------

          3.1 MHM grants to WG the right and license to use in the Territory, without right of sublicense, all of the following now or hereafter during the term of the Agreement owned or possessed by MHM:

              (i) all trademarks that are used in the manufacture, promotion or sale of Products ("Trademarks");

              (ii) the trademarks that are used in the manufacture, promotion or sale of Products ("Tradenames"); and

              (iii)  all  patents  and  patent  applications   relating  to  the
          manufacture, use or sale of Products ("Patents");

but only for the purpose of promoting and selling Machines and Products in the Territory and for no other purpose. The foregoing shall not constitute an assignment of the Trademarks, Tradenames or Patents.

          3.2 WG may place the Trademarks and Tradenames on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion, sale and servicing of Machines and Products in the Territory and only during the continuance of this agreement.

          4.  RESPONSIBILITIES OF WG
              ----------------------

              WG will use its best effort to perform the following:

          4.1 Provide   quarterly   Machine   and  Product   sales   projections
              (forecasts) to MHM in advance;

          4.2 Maintain an inventory of an adequate number of MHM Machines to satisfy sales and delivery needs;

          4.3 Provide sufficient resources for advertising, promotion (including trade shows) and marketing of MHM Machines and Products in order to achieve sales goals. Pay 60% of the cost of booth space for up to 5 international trade shows in the USA and 4 international trade shows outside the USA pay 100% of all other expenses related to said international trade shows. MHM shall pay the 40% balance for booth space.

          4.4 Provide sufficient resources for the training and servicing of MHM Machines sold in the Territory;

          4.5 Maintain an inventory of spare parts which is adequate to satisfy the service needs of customers;

          4.6 Work closely with MHM to provide the highest degree of quality and service to the end user. WG will be solely responsible for providing service to the end user except as otherwise stated herein;

          4.7 Provide MHM with the names and addresses of all customers after delivery to these customers.

          5.  RESPONSIBILITIES OF MHM
              -----------------------

              MHM will use its best efforts to perform the following:

          5.1 Provide sales and service training to WG employees. For a period of one year or until such time as WG employees are qualified, service training shall include the on-site assembly of Machines delivered to customers. WG shall pay for all traveling expenses of these MHM employees for outside the office of MHM (including airfare, motel and daily food allowance of $33 per day);

          5.2 Maintain an inventory of Machines and Products equal to the greater of 6 machines or two average months' supply based on WG's latest six months purchases. Machines in transit shall be considered inventory. This clause shall take effect only six months after the beginning of this agreement, i.e. from the seventh month after the beginning of this agreement.

          5.3 Inventory spare parts in sufficient quantity to satisfy service needs;

          5.4 Deliver goods according to the date of delivery, as published by MHM (confirmation of order), in a timely manner;

          5.5 Provide a complete list of current MHM customers and prospective customers in the Territory and forward all sales leads directly to WG for follow-up and sale.

          6.  TERMINATION
              -----------

          6.1 Except as stated herein, this Agreement shall continue in full force and effect on an exclusive basis until December 31, 2002. It shall automatically be renewed on such exclusive basis for successive periods of two years each, unless one of the parties to this Agreement gives written notice of termination to the other at least six (6) months prior to the expiration of said initial period or any successive two-year period, whichever is applicable.

          6.2 MHM shall have the right to terminate this Agreement upon 30 days prior written notice given within days after the end of any calendar year ending after January 1, 1999, if in the calendar year in question WG failed to purchase Machines and Products having an aggregate Trader Price, based upon the invoice price set forth on this invoice from MHM to WG (without consideration of any charges for taxes, freight, shipping costs, or the like), (the "Purchase Price") equal to the amounts set forth below:


                                             Number of
                                             Machines        Purchase Price
          14 months ended Dec. 31, 1998         40              $2,500,000
          12 months ended Dec. 31, 1999         60               3,750,000
          12 months ended Dec. 31, 2000         80               5,000,000
          12 months ended Dec. 31, 2001         90               5,805,000
          12 months ended Dec. 31, 2002        100               6,250,000


          If MHM exercises its right to terminate this agreement as provided in this Section 6.2, and WG fails to purchase Machines during each 30 day period included in the 120 day period mentioned above in at least the same quantity purchased in the prior year period, MHM will be entitled to distribute Machines in the territory through other distributors or directly by MHM.

          For purposes of this Section 6.2:

              (i) Machines and Products purchased during a calendar year shall mean Machines and Products actually invoiced by MHM during such year plus Machines and Products on order as of October 1 of such year but not delivered during the year, provided, however, that such ordered but not delivered Machines and Products shall not be included in the calculation of purchases the following year.

              (ii) If purchases of Machines and Products by WG during the calendar year immediately preceding the calendar year in question exceeded the amount of purchases required for such year in order to meet the aforesaid purchases of Machines and Products, the amount of such excess may be carried forward and applied as a credit against the purchase requirement for the subsequent calendar year or years.

          6.3 Notwithstanding the provisions of Section 6.2, MHM, beginning with the first quarter of 1999, shall have the right to terminate this agreement upon written notice given within 30 days after the end of each quarter in which WG fails to order Machines and Products with a Purchase price of $900,000 per quarter.

          6.4 Notwithstanding the provisions of Sections 6.2 and 6.3, MHM shall have the right to terminate this agreement with immediate effect upon written notice if WG fails to pay MHM on the due date (i.e., within 14 days upon written demand for payment). WG recognizes that MHM has the right to charge 15% interest if WG fails to pay on the due date.

          6.5 This Agreement may be terminated by the aggrieved party immediately upon written notice to the other ("Defaulting Party") in the event that after the date hereof the Defaulting Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after giving of notice thereof to the Defaulting Party.

          6.6 Upon termination of this Agreement, MHM is entitled to restrict or even stop entirely deliveries of Machines and Products to WG, including deliveries on orders already received at the time of notice of termination. However, MHM is required to make Products available to WG in order to enable WG to maintain its own delivery commitments existing before termination becomes effective subject to proof of being given by WG to MHM.

          6.7 Upon termination of this Agreement, all of WG's rights with respect to the Trademarks shall immediately cease, and MHM shall repurchase all new spare parts held by WG. MHM shall pay 50% of the selling price for the new spare parts. WG shall pay the freight charges incurred in returning the said spare parts to MHM. WG shall return to MHM all unused advertising and printed matter which had been provided by MHM. WG shall have no further right to use the designation "MHM" in any manner.

          6.8 Neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the legal and contractual arrangement established hereunder, after termination of this Agreement in accordance with this Article 6. Both parties recognize the necessity of making expenditures in performing and in preparing this Agreement. The parties nevertheless agree that neither party shall be liable to the other for termination of this Agreement in accordance with this Article 6, including, but not limited to, for loss or damage due to investments, leases and sales, and advertising and promotional activities, whether incurred in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

          7.  NON-COMPETITION
              ---------------

              Subject to the exceptions contained in Section 1, during the exclusive term of this Agreement MHM and its Affiliates shall not directly or indirectly (by equity or management participation, beneficial ownership, contract arrangement or otherwise) contribute to, participate in or furnish material goods or information for the selling, offering for sale or distribution of Products in the Territory, and shall each use its best efforts to prevent any such sale, offer or distribution, other than by WG. Without limitation, MHM and its Affiliates shall not so contribute to, participate in, or furnish material goods or information for the selling, offering for sale or distribution of Machines and Products in the Territory other than under one of the Trademarks.

          8.  MISCELLANEOUS PROVISIONS
              ------------------------

          8.1 Neither of the parties hereto shall be responsible for or liable to the other party for any damages or loss of any kind, directly or indirectly resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble (whether or not due to the fault of either party), requirements or acts of any government or subdivision thereof, mechanical breakdown or any other cause beyond the reasonable control of the party. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.

          8.2 All notices, requests, demands, and other communications hereunder shall be in writing and shall be given by delivery against receipt, by facsimile transmission, by telex or by registered or certified mail, postage prepaid, addressed as follows, or such other address or person as a party may designate by notice to the other party hereunder:


(i) If to WG, to:                       (ii) If to MHM, to:
Willcox & Gibbs, Inc.                   MHM Siebdruckmaschinen Gesmbh KG.
900 Milik Street                        Trutweinstrasse 2
Carteret, New Jersey 07008              A-6330 Kufstein
United States of America                Austria

Communications hereunder by facsimile transmission or telex shall be deemed given at the time of transmission and communications hereunder by mail shall be deemed given ten (10) days after the date of registration or certification.

          8.3 This Agreement shall be governed by the laws of Austria. All disputes arising out of this contract or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one or more arbitrators appointed in accordance with these rules.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.



MHM Siebdruckmaschinen Gesmbh KG             Willcox & Gibbs, Inc.





By:______________________________            By:______________________________